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                                                                  EXHIBIT 99.2

                                                  Citigate Sard Verbinnen


NEWS
FOR IMMEDIATE RELEASE

                                           Contact: Paul Caminiti/Carrie Bloom
                                                    Citigate Sard Verbinnen
                                                    212/687-8080

           NEW VALLEY CORPORATION INCREASES OWNERSHIP STAKE IN PRUDENTIAL
                               LONG ISLAND REALTY
           ----------------------------------------------------------

MIAMI, FL, DECEMBER 19, 2002 - New Valley Corporation (NASDAQ: NVAL) today announced that it has increased its ownership interest in Prudential Long Island Realty, Long Island's largest real estate brokerage company with $1.6 billion in 2001 sales volume. New Valley's ownership interest in Prudential Long Island Realty has increased from 37.2% to 50% as a result of an additional investment of $1.4 million by New Valley and the redemption by the company of various ownership interests. As part of the transaction, Prudential Long Island Realty has renewed for a ten-year term its franchise agreement with The Prudential Real Estate Affiliates, Inc.

       "Prudential Long Island Realty is an exceptional organization and we are extremely pleased to be a part of its future development," said Howard Lorber, President and Chief Operating Officer of New Valley Corporation. "We plan to continue to work with the management of Prudential Long Island Realty, one of the strongest residential brokerages in the United States, to expand the company's operations by taking advantage of strategic opportunities within the sector."

        Headquartered in Huntington, New York, Prudential Long Island Realty is the largest residential real estate brokerage company on Long Island with 40 offices and 2001 sales volume of approximately $1.6 billion. The company was ranked as one of the top 50 residential brokerage companies for 2001 by the REAL TRENDS broker survey.

        Dorothy Herman, President of Prudential Long Island Realty, said, "New Valley's recent investment is a strong vote of confidence in Prudential Long Island Realty and the organization that we've built. We have a solid record of growth and we are confident that we will continue to flourish with New Valley's and Prudential Real Estate Affiliates' continued involvement and support."

        New Valley is currently engaged in the real estate business and is seeking to acquire additional operating companies.


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